Exhibit 99.1

Ferrellgas Partners, L.P. Reports Third Quarter Results

•                  Net earnings attributable to Ferrellgas Partners, L.P. of $10.9 million, or $0.11 per common unit, an increase of 66.2 percent as compared to $6.5 million, or $0.07 per common unit in the prior year period.

•                  Net of non-cash charges due in part to asset sales supporting deleveraging efforts net earnings were $17.1 million, or $0.18 per common unit as compared to $8.9 million, or $0.09 in the prior year period.

•                  Adjusted EBITDA of $86.9 million, up 13.0 percent over the prior year period.

•                  Trailing twelve-month EBITDA of $253.0 million, up from $230.0 million at the end of fiscal 2017.

•                  Total propane sales volume for the nine months ended April 30, 2018 increased approximately 16.1 percent over the prior year period.

•                  Tank Exchange volume for the nine months ended April 30, 2018 increased approximately 7.0 percent over the comparable prior year period.

•                  Tank Exchange sale locations now exceed 52,000, up 9.5 percent compared to the start of the fiscal year.

•                  Customer growth of 11,500, or 1.7 percent over the prior year.

•                  Announced recent completion of new $575.0 million secured five-year credit facility and upsized $250.0 million accounts receivable securitization facility.

•                  Midstream operations stabilized, focused on growth.

•                  Full exits from Bridger Energy and Bridger Rail now completed. Sale process of Global Sourcing business progressing.

LIBERTY, Mo., June 7, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its third fiscal quarter ended April 30, 2018. The Company reported net earnings attributable to Ferrellgas Partners, L.P. of $10.9 million, or $0.11 per common unit, compared to prior year period net earnings of $6.5 million, or $0.07 per common unit. Adjusted EBITDA increased to $86.9 million, compared to $76.8 million in the prior year period, a 13.0 percent increase.

The Company’s propane operations reported that total gallons sold in the third quarter increased 34.1 million gallons, or 16.1 percent, over prior year. Margins were slightly lower as the Company aggressively competes for and wins new customers. This strategic focus resulted in approximately 11,500 new customers, or approximately 1.7 percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased 9.5 percent from the start of the fiscal year. Overall, the increase in gross margin from sales volume growth was partially offset by slightly lower margins per gallon and higher operating expenses which were largely the result of increased sales and marketing activity. However, on a per gallon basis operating expenses were 1.7 cents lower than prior year reflecting in part benefits from higher operating efficiency, sales volumes and customer density.

The Company’s midstream business has stabilized and is positioning itself for potential growth opportunities stemming from activity associated with recent increases in the price of oil. Stronger results for the quarter compared to prior year reflect primarily the successful exit earlier this year from low-margin barge operations. Results for the quarter also reflect completion of the sale of the Bridger Energy and Bridger Rail businesses for approximately $60.0 million.  These sales also reduced outstanding letters of credit by approximately $80.0 million.

The Company has solidified its liquidity and working capital access requirements with the recent announcements of the closing of two credit facilities:

•                  A $575.0 million secured credit facility was completed on May 4, 2018. This facility included a $275.0 million term loan and a $300.0 million cash revolver. Proceeds from the term loan were used to pay off the Company’s previous credit facility and resulted in approximately $75.0 million of additional cash on the balance sheet. The revolver has no outstanding balance and supports approximately $100.0 million of letters of credit that were issued to replace those outstanding under the old facility.

•                  The Company also amended its accounts receivable securitization facility on May 14, 2018, resulting in a three-year extension of the facility as well as increasing the size of the facility from $225.0 million to $250.0 million.

In addition, the Company continues to evaluate various options related to its outstanding unsecured bonds due June 2020. This may include refinancing, or an exchange transaction for some or all of its bonds due June 2020.

“Our Company continues to build momentum and this quarter’s results are another example of how our strategy is working,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas. “We are focused on customer growth and density, and we are seeing results in both. We are committed to winning new business, and as we enter the summer grilling season we’ll benefit from the rapid expansion in the number of Blue Rhino tank exchange sale locations, up nearly 9.5 percent from the start of this fiscal year.”

The Company continues its strategic focus on key operating initiatives to reduce costs and grow EBITDA.  Of significance are two new tank exchange production plants expected to come on line in fiscal fourth quarter. “These plants move us closer to our customers, lower our operating expenses per tank, lower costs and mileage on our vehicle fleet, and add capacity to the system to position us to service the growth we are seeing in this business,” added Ferrell. “We have also executed on sales of non-core assets that have streamlined our business, reduced our debt, and positively enhanced our key credit metrics. Our liquidity and access to working capital is significant with recent announcements of our credit facility extensions. We now have a multi-year runway to continue to focus on growing our business and delivering the world class service our customers deserve.”

“Our management team is strong and experienced. I am excited about the recent announcement of our promotion of Trent Hampton to Chief Operating Officer. He has long tenure with the Company, understands all aspects of our business and is working well with our distribution, supply, and administrative teams throughout the Company,” said Ferrell. “We are working together better than ever to grow the business and serve our customers. We are well positioned for a strong finish to fiscal 2018 and we are building a foundation for the long-term success of our Company.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended April 30, 2018 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833
Bill Ruisinger, Investor Relations — billruisinger@ferrellgas.com, 816-792-7914

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	April 30, 2018	July 31, 2017

ASSETS

Current Assets:
Cash and cash equivalents	$9,499	$5,760
Accounts and notes receivable, net (including $182,486 and $109,407 of accounts receivable pledged as collateral at April 30, 2018 and July 31, 2017, respectively)	202,727	165,084
Inventories	85,062	92,552
Prepaid expenses and other current assets	44,090	33,388
Total Current Assets	341,378	296,784

Property, plant and equipment, net	637,688	731,923
Goodwill, net	246,098	256,103
Intangible assets, net	235,318	251,102
Other assets, net	72,094	74,057
Total Assets	$1,532,576	$1,609,969

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$52,472	$85,561
Short-term borrowings	—	59,781
Collateralized note payable	104,000	69,000
Other current liabilities	158,875	126,224
Total Current Liabilities	315,347	340,566

Long-term debt (a)	1,995,608	1,995,795
Other liabilities	34,225	31,118
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at April 30, 2018 and July 31, 2017)	(758,325)	(701,188)
General partner unitholder (989,926 units outstanding at April 30, 2018 and July 31, 2017)	(67,568)	(66,991)
Accumulated other comprehensive income	17,672	14,601
Total Ferrellgas Partners, L.P. Partners’ Deficit	(808,221)	(753,578)
Noncontrolling Interest	(4,383)	(3,932)
Total Partners’ Deficit	(812,604)	(757,510)
Total Liabilities and Partners’ Deficit	$1,532,576	$1,609,969

(a)    The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2018	2017	2018	2017	2018	2017
Revenues:
Propane and other gas liquids sales	$451,302	$369,437	$1,346,299	$1,049,211	$1,615,500	$1,290,493
Midstream operations	22,595	126,676	260,631	331,507	395,827	469,318
Other	41,913	41,996	118,691	116,183	147,670	146,601
Total revenues	515,810	538,109	1,725,621	1,496,901	2,158,997	1,906,412

Cost of sales:
Propane and other gas liquids sales	260,419	197,487	802,852	551,728	945,279	667,320
Midstream operations	14,518	118,767	229,710	300,433	358,716	397,768
Other	19,850	20,810	54,339	53,213	68,393	68,025

Gross profit	221,023	201,045	638,720	591,527	786,609	773,299

Operating expense	116,579	104,773	350,757	322,274	460,234	433,600
Depreciation and amortization expense	25,348	25,737	76,565	77,546	102,370	115,361
General and administrative expense	11,678	9,978	39,733	33,889	52,824	45,812
Equipment lease expense	7,133	7,270	20,828	22,035	27,917	29,314
Non-cash employee stock ownership plan compensation charge	2,738	4,697	10,731	11,396	14,423	20,616
Non-cash stock-based compensation charge (a)	—	—	—	3,298	—	5,865
Asset impairments	—	—	10,005	—	10,005	628,802
Loss on asset sales and disposal	6,270	2,393	46,414	8,861	52,010	16,476

Operating income (loss)	51,277	46,197	83,687	112,228	66,826	(522,547)

Interest expense	(40,375)	(39,860)	(123,855)	(112,107)	(164,233)	(147,155)
Other income, net	227	162	1,422	1,433	1,463	1,632

Earnings (loss) before income taxes	11,129	6,499	(38,746)	1,554	(95,944)	(668,070)

Income tax expense (benefit)	67	(192)	282	(194)	(667)	(1,676)

Net earnings (loss)	11,062	6,691	(39,028)	1,748	(95,277)	(666,394)

Net earnings (loss) attributable to noncontrolling interest (b)	201	155	(131)	187	(612)	(6,521)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	10,861	6,536	(38,897)	1,561	(94,665)	(659,873)

Less: General partner’s interest in net earnings (loss)	109	66	(389)	16	(947)	(6,599)

Common unitholders’ interest in net earnings (loss)	$10,752	$6,470	$(38,508)	$1,545	$(93,718)	$(653,274)

Earnings (loss) Per Common Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.11	$0.07	$(0.40)	$0.02	$(0.96)	$(6.70)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,255.4	97,152.7	97,443.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2018	2017	2018	2017	2018	2017

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$10,861	$6,536	$(38,897)	$1,561	$(94,665)	$(659,873)
Income tax expense (benefit)	67	(192)	282	(194)	(667)	(1,676)
Interest expense	40,375	39,860	123,855	112,107	164,233	147,155
Depreciation and amortization expense	25,348	25,737	76,565	77,546	102,370	115,361
EBITDA	76,651	71,941	161,805	191,020	171,271	(399,033)
Non-cash employee stock ownership plan compensation charge	2,738	4,697	10,731	11,396	14,423	20,616
Non-cash stock based compensation charge (a)	—	—	—	3,298	—	5,865
Asset impairments	—	—	10,005	—	10,005	628,802
Loss on asset sales and disposal	6,270	2,393	46,414	8,861	52,010	16,476
Other income, net	(227)	(162)	(1,422)	(1,433)	(1,463)	(1,632)
Severance costs $358 included in operating costs for the nine and twelve months ended period April 30, 2018 and $1,305 included in general and administrative costs for the nine and twelve months ended April 30, 2018. Also includes $414 and $542 in operating costs for the nine and twelve months ended April 30, 2017 and $1,545 included in general and administrative costs for the nine and twelve months ended April 30, 2017.	—	—	1,663	1,959	1,663	2,087
Professional fees	1,289	—	3,407	—	3,407	—
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives $(759) included in operating expense for the twelve months ended April 30, 2018 and $(227), $(3,238) and $(3,245) for the three, nine and twelve months ended April 30, 2017. Also includes $1,293 and $3,044 included in midstream operations cost of sales for the nine and twelve months ended April 30, 2018, respectively and $(2,007), $(1,211) and $(3,060) for the three, nine and twelve months ended April 30, 2017.	—	(2,234)	1,293	(4,449)	2,285	(6,305)
Net earnings (loss) attributable to noncontrolling interest (b)	201	155	(131)	187	(612)	(6,521)
Adjusted EBITDA (c)	86,922	76,790	233,765	210,839	252,989	260,355
Net cash interest expense (d)	(37,873)	(37,140)	(115,664)	(105,470)	(153,782)	(139,074)
Maintenance capital expenditures (e)	(5,741)	(3,442)	(19,085)	(10,518)	(25,502)	(14,067)
Cash paid for taxes	470	(2)	458	(28)	176	(373)
Proceeds from asset sales	148	130	4,355	4,163	8,144	4,214
Distributable cash flow attributable to equity investors (f)	43,926	36,336	103,829	98,986	82,025	111,055
Distributable cash flow attributable to general partner and non-controlling interest	879	727	2,077	1,980	1,641	2,222
Distributable cash flow attributable to common unitholders	43,047	35,609	101,752	97,006	80,384	108,833
Less: Distributions paid to common unitholders	9,715	9,715	29,146	69,221	38,861	119,407
Distributable cash flow excess/(shortage)	$33,332	$25,894	$72,606	$27,785	$41,523	$(10,574)

Propane gallons sales
Retail - Sales to End Users	189,183	160,326	543,548	473,094	635,326	560,719
Wholesale - Sales to Resellers	57,121	51,891	185,492	170,033	241,710	226,162
Total propane gallons sales	246,304	212,217	729,040	643,127	877,036	786,881

Midstream operations barrels
Salt water volume processed	4,761	4,635	14,552	12,340	19,727	15,903
Crude oil hauled	11,640	12,280	34,855	36,549	47,555	51,136
Crude oil sold	27	2,110	3,412	5,228	5,654	7,119

(a)    Non-cash stock-based compensation charges consist of the following:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2018	2017	2018	2017	2018	2017
Operating expense	$—	$—	$—	$661	$—	$1,046
General and administrative expense	—	—	—	2,637	—	4,819
Total	$—	$—	$—	$3,298	$—	$5,865

(b)    Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)     Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, asset impairments, loss on asset sales and disposal, other income, net, severance expense, unrealized (non-cash) losses (gains) on changes in fair value of derivatives, and net earnings (loss) attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, becauseit allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)    Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)     Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)      Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)     Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .